STOCK ACQUISITION AGREEMENT
                                  BY AND AMONG
                              PAM DIAMONT, TRUSTEE
                                      AND
                         BERNIE HOLLINGSWORTH, TRUSTEE
                            ACTING ON BEHALF OF THE
                    PHD NO. 1 QUALIFIED S-CORPORATION TRUST
                                      AND
                    BH NO. 1 QUALIFIED S-CORPORATION TRUST;
                  JOE B. HOLLINGSWORTH AND; WILLIAM A. JACKSON
                              AS "STOCKHOLDERS",
                                 THERMAIRE INC.
                              D/B/A/ THERMAL CORP.
                               AS THE "COMPANY"
                                      AND
                         INDUSTRIAL DATA SYSTEMS, CORP.
                        AS THE "ACQUIRING CORPORATION"
                             DATED: AUGUST 15, 1995
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                          STOCK ACQUISITION AGREEMENT

     This Agreement is made and entered into this 15th day of August, 1995 by and between INDUSTRIAL DATA SYSTEMS, CORP., a Nevada Corporation, having its principal place of business in Texas located at 600 Century Place Drive, Suite 600, Houston, Texas (hereinafter called the "Acquiring Corporation"); and the PHD NO. 1 QUALIFIED S-CORPORATION TRUST and BH NO. 1 QUALIFIED S-CORPORATION TRUST acting herein through BERNIE HOLLINGSWORTH, and PAM DIAMONT, Trustees; JOE
B. HOLLINGSWORTH and WILLIAM B. JACKSON, (hereinafter called "Stockholders"); and THERMAIRE INC., (hereinafter called the "Company").

                                    RECITALS

     A.  THERMAIRE INC. d/b/a/ THERMAL CORP. (hereinafter called the
"Company"), is a Texas Corporation having its principal place of business located at 10500 Windfern, Houston, Harris County, Texas. The Company is engaged in the manufacture of commercial and industrial air handling equipment.

     B. The Company is authorized to issue 1,500,000 shares of common stock divided into the following categories: 500,000 shares of Class A voting, 500,000 shares of Class B voting and 500,000 shares of Class C non-voting. There are 8,000 shares of Class A voting, 2,000 shares of Class B voting and 451,292 shares of Class C non-voting issued and outstanding.

     C. The Acquiring Corporation is authorized to issue 50,000,000 shares of common stock of which 10,000,000 shares are issued and outstanding.

     D. The conditions prevailing in the industry have made it increasingly difficult for the Company to operate profitably, and the Stockholders have agreed to accept voting stock of the Acquiring Corporation in exchange for their shares so that the business of the Company can be continued by the Acquiring Corporation on a more profitable basis.

                                   ARTICLE I
                                  DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

     "BALANCE SHEET" shall mean the Consolidated Balance Sheet of the Company as of July 31, 1995 together with the notes thereon prepared in accordance with GAAP consistently applied by the Company.

     "BALANCE SHEET DATE" shall mean July 31, 1995.

     "CLOSING BALANCE SHEET" shall mean the Consolidated Balance Sheet of the Company as of the end of the month immediately preceding the Closing Date together with notes thereon prepared in accordance with GAAP consistently applied by the Company.

     "CLOSING DATE" shall mean the close of business on August 18, 1995, or such other date as may be mutually agreed upon in writing by Stockholders and Acquiring Corporation.

     "CLOSING FINANCIAL STATEMENTS" shall mean the Closing Balance Sheet, and Consolidated Statements of Income, Cash Flows and Stockholders Equity for the Company for the period since the end of the Company's most recent fiscal year and ending as of the date of the Closing Balance Sheet, together with the notes thereon.

     "CODE" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

     "CONTRACTS" shall mean any of the agreements, contracts, commitments or other documents described in Section 4.7 (a) - (g).

     "DISCLOSURE SCHEDULE" means a schedule executed and delivered by Stockholders or the Company to Acquiring Corporation on or prior to the date hereof which sets forth exceptions to the representations and warranties contained in Article IV and V hereof and certain other information called for by Articles IV and V hereof and other provisions of this Agreement.

     "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties.
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     "ENVIRONMENTAL LAWS" shall mean all federal, state, and local laws, statutes, ordinances, regulations, and rules, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid) or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants, or other natural resources or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. SECTION 1251 ET SEQ.), Resource Conservation & Recovery Act 42 U.S.C. SECTION 6901 ET SEQ.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. SECTION 349, 42 U.S.C. SECTION 201, 300f), Toxic Substances Control Act (15 U.S.C. SECTION 2601 ET SEQ.), Clean Water Act (42 U.S.C. SECTION 7401 ET SEQ.) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SECTION 9601 ET SEQ.) ("CERCLA"), or any similar federal, state or local law of similar effect, each as amended.

     "FACILITIES" shall mean the plant, offices, manufacturing facilities, stores, warehouses, administration buildings, etc. and all other real property and related facilities which are owned or leased by the Company.

     "FINANCIAL STATEMENTS" shall mean the Balance Sheet, and Consolidated Statements of Income, Cash Flows and Stockholders Equity for the Company for the period since the end of the Company's most recent fiscal year and ending as of the Balance Sheet Date, together with the notes thereon, previously delivered to Acquiring Corporation and attached hereto as Schedule 1.1.

     "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings machinery and equipment owned or leased by the Company and located in, at or upon the Facilities as of the Balance Sheet Date plus all additions, replacements or deletions since the Balance Sheet Date in the ordinary course of the Company's business.

     "HAZARDOUS SUBSTANCES" shall mean any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

     "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "SUBSIDIARIES" shall mean all corporations, partnerships, joint ventures or other entities in which the Company either owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

     1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                TERM                    SECTION
-------------------------------------   -------
Action                                    4.11
Assets                                     4.5
Closing                                    3.1
Damages                                   11.2
ERISA                                     4.18
Handled                                   4.28
Personnel                                  4.4
Plans                                     4.18
Proprietary Rights                        4.17
Tax                                       4.20
Taxpayers                                 4.20

     1.3 REFERENCES. As used in this Agreement, unless expressly stated otherise, references to "knowledge", "known", "to the knowledge of", or other similar phrases, mean, with respect to any person, the

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
actual knowledge at the time of execution of this Agreement and at the Closing (without independent investigation) of persons on the Disclosure Schedule.

                                   ARTICLE II
                            EFFECT OF THE AGREEMENT

     2.1 EXCHANGE OF STOCK. In accordance with the terms and conditions herein, Stockholders shall at closing, exchange all of their shares of the Company, representing all of the issued and outstanding shares of the Company for a total of 600,000 shares of common voting stock in the Acquiring Corporation, par value One Cent ($0.01) per share. The PHD NO. 1 QUALIFIED S-CORPORATION Trust shall receive 118,966 shares of voting stock and the BH NO. 1 QUALIFIED S-CORPORATION Trust shall receive 29,742 shares of voting stock, JOE
B. HOLLINGSWORTH shall receive 316,855 shares of voting stock and WILLIAM A. JACKSON shall receive 134,437 shares of voting stock.

     2.2 EFFECT. The transaction contemplated under the terms of this Agreement is intended to qualify as a tax free exchange under Section 368(a)(1)(b) of the Internal Revenue Code.

                                  ARTICLE III
                                    CLOSING

     3.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the Houston office of Acquiring Corporation's counsel unless the parties hereto otherwise agree.

     3.2  DOCUMENTS TO BE DELIVERED.  To effect the exchange referred to in
Section 2.1 and the delivery of the consideration described therein, Stockholders and Acquiring Corporation shall, on the Closing Date, deliver the following:

     (a) Stockholders shall deliver to Acquiring Corporation certificate(s) evidencing all of the issued and outstanding shares of the Company, free and clear of any encumbrances of any nature, duly endorsed for transfer to Acquiring Corporation.

     (b) Acquiring Corporation shall deliver to Stockholders a copy of written instructions to its transfer agent directing the issuance of certificates evidencing shares of the Acquiring Corporation voting stock in the amounts set forth in Section 2.1 above, representing fully paid non-assessable voting shares in the Acquiring Corporation.

     (c) All instruments and documents executed and delivered to Acquiring Corporation pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Acquiring Corporation. All instruments and documents executed and delivered to Stockholders pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Stockholders.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Except as set forth in the Disclosure Schedules, the Company and Stockholders hereby represent and warrant to Acquiring Corporation as follows:

     4.1  ORGANIZATION OF THE COMPANY.

     (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of the Company. Each jurisdiction, if any, in which the Company is qualified to do business as a foreign corporation is listed on the Disclosure Schedule.

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
     (b) The Company has authorized 1,500,000 shares of Common Stock, no par value, divided into three classes as follows: 500,000 shares Class A voting, 500,000 shares Class B voting, 500,000 shares Class C non-voting. The only shares of the Company which have been issued and the current Stockholders of the Company are as follows:

PHD NO. 1 QUALIFIED S-CORPORATION      8,000 Shares Class A Voting
TRUST

BH NO. 1 QUALIFIED S-CORPORATION       2,000 shares Class B Voting
TRUST

JOE B. HOLLINGSWORTH                   316,855 shares Class C
                                       Non-voting

WILLIAM A. JACKSON                     134,437 shares Class C
                                       Non-voting

     (c)  The Company has three Directors whose names and titles are as follows:

PAM DIAMONT                          Class A Director
BERNIE HOLLINGSWORTH                 Class B Director
JOE B. HOLLINGSWORTH                 Class A, B Director

     (d)  The officers of the Company are as follows:

PAM DIAMONT                          President, Assistant Secretary and
                                     Treasurer
BERNIE HOLLINGSWORTH                 Vice-President and Secretary

     4.2 AUTHORIZATION. The company has all necessary corporate power and authority to enter into this agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     4.3  SUBSIDIARIES.  The Company has no Subsidiaries.

     4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, there has not been any:

     (a) change in the Company's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse;

     (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (collectively, "Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $20,000.00, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iv) new employment agreement to which the Company is a party;

     (c) addition to or modification of the employee benefit plans, arrangements or practices described in the Disclosure Schedule affecting Personnel other than (i) contributions made for most recent year in accordance with the normal practices of the Company or (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date;

     (d) sale, assignment or transfer of any of the assets of the Company, material singularly or in the aggregate, other than in the ordinary course;

     (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, whether or not in the ordinary course of business;

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     (f)  amendment, cancellation or termination of any Contract, license or other instrument material to the Company;

     (g) capital expenditure or the execution of any lease, except building lease or any incurring of liability therefor by Company, involving payments in excess of $5,000.00 in the aggregate;

     (h) failure to repay any material obligation of the Company, except in the ordinary course of business or where such failure would not have a material adverse effect on the business or financial condition of the Company;

     (i) failure to operate the business of the Company in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Acquiring Corporation the services of the Personnel, and to preserve for Acquiring Corporation the goodwill of the Company's suppliers, customers and others having business relations with it except where such failure would not have a material adverse effect on the business or financial condition of the Company;

     (j) change in accounting methods or practices by the Company affecting its assets, liabilities or business;

     (k) revaluation by the Company of any of its assets, including without limitation writing off notes or accounts receivable;

     (l) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company;

     (m) mortgage, pledge or other encumbrances of any assets of the Company, material singularly or in the aggregate, except purchase money mortgages arising in the ordinary course of business;

     (n) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

     (o) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

     (p) indebtedness incurred by the Company for borrowed money or commitment to borrow money entered into by the Company, or loans made or agreed to be made by the Company;

     (q) liabilities involving $5,000.00, except building lease or more except in the ordinary course of business and consistent with past practice, or increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

     (r) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other liabilities involving $5,000.00 or less singularly and $10,000.00 or less in the aggregate;

     (s) payment to Stockholders or any general partner of Stockholders by the Company other than those payments permitted under Section 9.9 hereof;

     (t)  agreement by the Company to do any of the foregoing; or

     (u) other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or event or condition known to the Company (other than matters of general public knowledge relating to general economic conditions or the Company's industry as a whole) which it is reasonable to expect will, in any one case or in the aggregate, materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company.

     4.5 TITLE TO ASSETS, ETC. The Company has good and marketable fee simple title to the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date

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
(the "Assets"). None of the Assets are subject to any Encumbrances, except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business. The Company has in all material respects performed all the obligations required to be performed by it with respect to all Assets leased by it through the date hereof, except where the failure to perform would not have a material adverse effect on the business or financial condition of the Company. The Company enjoys peaceful and undisturbed possession of all Facilities owned or leased by it, and such Facilities are not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations, or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. There are no pending or threatened condemnation proceedings relating to any of the Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company at the Facilities are adequately insured and are structurally sound with no known material defects. None of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any affiliate of the Company or third parties. The Assets are valued at or below actual cost less an adequate and proper depreciation charge. The Company has not depreciated any of the Assets on an accelerated basis or in any other manner inconsistent with applicable Internal Revenue Service guidelines, if any.

     4.6 CONDITION OF TANGIBLE ASSETS. The Facilities and Fixtures and Equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a material adverse effect on the business or financial condition of the Company.

     4.7 CONTRACTS AND COMMITMENTS. Except as listed in the Disclosure Schedules, the Company is not a party to any written or oral:

     (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company of more than $10,000.00 and not cancelable (without liability) within 60 days;

     (b)  lease of real property;

     (c) lease of personal property involving any annual expense in excess of $10,000.00 and not cancelable (without liability) within 60 days;

     (d) contracts and commitments not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of the Company and otherwise materially affecting the Company's business under contracts not in the ordinary course of business;

     (e) material governmental or regulatory licenses or permits required to conduct the business of the Company as presently conducted;

     (f) contracts or agreements containing covenants limiting the freedom of the Company to engage in any line of business or compete with any person; or

     (g) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company.

     The Company is not (and, to the best knowledge of the Company, no other party is) in material breach or violation of, or default under any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a)-(g) above, the breach or violation of which would have a material adverse effect on the business or financial condition of the Company.

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     4.8  NO CONFLICT OR VIOLATION.  Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which the Company is a party or by which the Assets are bound, which breach or default would have a material adverse effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, (c) a violation by the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, or (d) an imposition of any material Encumbrance, restriction or charge on the business of the Company or on any of the Assets.

     4.9 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.10 FINANCIAL STATEMENTS. Stockholders has heretofore delivered to Acquiring Corporation the Financial Statements. Except as otherwise set forth therein, the Financial Statements are complete, accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with generally accepted accounting principles consistently applied, and contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the period covered thereby.

     4.11 LITIGATION There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of the company, threatened or anticipate against, relating to or affecting (i) the Company, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the business or activities of the Company. There is not a reasonable likelihood of an adverse determination of any pending Actions which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

     4.12 LABOR MATTERS. The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association. The Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against the Company nor is any grievance currently being asserted; and the Company has not experienced a work stoppage or other labor difficulty.

     4.13 LIABILITIES. The Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved on the Balance sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date that individually or in the aggregate are not material, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule or which are of the type described in Section 4.7 but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedule.

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     4.14  COMPLIANCE WITH LAW.  The Company and the conduct of its business are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of the Company. The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect on the business or financial condition of the Company, and the Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, in any one case or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

     4.15 NO BROKERS. Neither Stockholders, the Company or any affiliate of the Company has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Acquiring Corporation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.16 NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE COMPANY. Neither Stockholders nor the Company has any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

     4.17 PROPRIETARY RIGHTS. All of the Company's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's patents and copyrights and all pending applications therefor; all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered (collectively, "Proprietary Rights") are listed in the Disclosure Schedule.
The Proprietary Rights listed in the Disclosure Schedule are in all material respects all those used in the business of the Company. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company, and no person otherwise has a right to receive a royalty or similar payment in respect of any such Proprietary Rights. The Company has no licenses granted by or to it or no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. The Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by the Company that are presently outstanding alleging that the Company's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

     4.18 EMPLOYEE AGREEMENTS AND BENEFITS. (a) Except as set forth on the Disclosure Schedule, no employee of the Company is a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, profit sharing, or other personnel arrangement, any employee termination or severance arrangements, and the employment by the Company of any person (whether or not there is a written employment contract) can be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than accrued vacation pay.

     (b) The Company does not contribute to any multi-employer pension plan, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company is not subject to any claims, whether fixed or contingent, for withdrawal liability relating to any such multi-employer plan.

     (c) The Company has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and no person has asserted that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (d) The employee pension benefit plans and welfare benefit plans listed in the Disclosure Schedule (collectively, the "Plans"), constitute all such Plans in which any employees of the Company participate

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
and have been operated in all material respects in compliance with the Code and with ERISA since ERISA became applicable with respect thereto. The Company shall make available to Acquiring Corporation true and correct copies of all such Plans, trust agreements with respect to such Plans, all determination letters with respect thereto, insurance contracts, administrative servicing agreements and other agreements relating to the Plans and the most recent annual reports filed with the United States Department of Labor and/or the Internal Revenue Service by the Company with respect thereto. None of the Plans nor any of their respective related trusts have been terminated, and there has been no "reportable event", as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "Accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee benefit plans covering employees of the Company.

     4.19 TRANSACTIONS WITH CERTAIN PERSONS. Neither any officer, director or employee of the Company nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

     4.20 TAX MATTERS. The Company, any predecessor of the Company and all members for income tax purposes of any affiliated group of corporations of which the Company or any such predecessor corporation is or has been a member (hereinafter referred to collectively as the "Taxpayers") have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports. The Taxpayers have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent. The Company has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

     The consolidated federal income tax returns of the Company and the federal income tax returns of each Subsidiary of the Company whose results of operations are not consolidated in the federal income tax returns of the Company, have been examined by the Internal Revenue Service for all periods to and including those expressly set forth in the Disclosure Schedule, and except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled, and no issue has been raised by the Internal Revenue Service in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no audits known by the Company to be pending on the Company's tax returns, and there are no claims which have been or may be asserted relating to any of the Company's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency. There have been no waivers of statutes of limitations by the Company.

     None of the Taxpayers have filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property, no property of the Company is property which Acquiring Corporation or the Company is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. The Company is not a party to any tax-sharing agreement or similar arrangement with any other party.

     For the purposes of this Agreement, any federal, state, local or foreign income sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

     4.21 SEVERANCE ARRANGEMENTS. The Company has not entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Acquiring Corporation or the Company to make any payment to any present or former Personnel following termination of employment.

     4.22 INSURANCE. The Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance maintained by the Company on its business, property or Personnel. All of such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Company is a party. The Company is not in default under any of such policies or binders, and the Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

     4.23 ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Balance Sheet, and all accounts receivable ensuing since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost to Acquiring Corporation in collection efforts therefor except, in the case of accounts receivable shown on the Balance Sheet, to the extent of the appropriate reserves set forth on the Balance Sheet, and, in the case of accounts receivable arising since the Balance Sheet Date, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than percent (4%) higher than that reflected by the reserve for bad debts on the Balance Sheet.

     4.24 INVENTORIES. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the normal valuation policy of the Company, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to the Balance Sheet Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

     4.25 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. As of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company does not exceed $275,000.00, and the aggregate of all Contracts or commitments for the purchase of supplies by it does not exceed $50,000.00, all of which orders, Contracts and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against the Company to return in excess of an aggregate of $10,000.00 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be refundable. No outstanding purchase or outstanding lease commitment of the Company presently is in excess of the normal, ordinary and usual requirements of its business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Company's business. There is no outstanding bid, proposal, Contract or unfilled order of the Company which win or would, if accepted, have a material adverse effect, individually or in the aggregate, on the business or financial condition of the Company.

     4.26 PAYMENTS. The Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the

Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

     4.27 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule contains a complete and accurate list of (i) the three (3) largest customers of the Company in terms of sales during the Company's last fiscal year, showing the approximate total sales by the Company to each such customer during such fiscal year; (ii) the three (3) largest suppliers of the Company in terms of purchases during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer or supplier named in the Disclosure Schedule which is material to the business or financial condition of the Company.

     4.28 ENVIRONMENTAL AND SAFETY COMPLIANCE. There are no present or past Environmental Conditions in any way relating to the Facilities. The Company did not cause or contribute to, nor did the Company negligently permit a third party to cause or contribute to, any Environmental Condition in any way relating to the Facilities. For purposes of this Agreement, "Environmental Condition" means any environmental pollution, including, without limitation, any contaminant, irritant or pollutant, from any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever or any exposure of any type in any work places or to any medium, including, without limitation, air, land, surface waters or groundwaters, or from any generation, transportation, treatment, discharge, handling, storage or disposal of Hazardous Substances used, generated, transported, treated, discharged, stored or disposed of (in any case, "Handled"), except in all cases in the ordinary course of the operations or business of the Company and in accordance in all material respects with all Environmental Laws relating thereto.

     Without limiting the generality of the foregoing, neither (i) the operations of the Company, nor (ii) the collection, distribution or sale of the processes, results or products of the Company, violates or has violated any Environmental Law. The Company has timely obtained all licenses and permits and timely filed all reports required to be filed under any Environmental Laws. The Company has not Handled any Hazardous Substances on, beneath or about any of the Facilities, except for Hazardous Substances reasonably necessary to the business of the Company (which Hazardous Substances, if any, were Handled, in compliance with Environmental Laws). The Company has not received any notice from any governmental agency or private or public entity advising the Company that it is potentially responsible for response coss with respect to a release or threatened release of Hazardous Substances. The Company has not buried, dumped, released or otherwise disposed of any Hazardous Substances, on, beneath or about any of the Facilities or on, beneath or about any other property used in the business of the Company. The Company has not received notice of any violation of any Environmental Law or other zoning or land use ordinance, law or regulation relating to the business or operations of the Company, or any of the processes followed, results obtained or products made by the Company.

     4.29 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Acquiring Corporation pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Company has disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of the Company.

     4.30 BUSINESS OF THE COMPANY. As of the Closing Date, the Company shall only be engaged in the manufacture of Air Handling Equipment, and the only assets and liabilities retained by the Company as of such date shall be related to the manufacture of Air Handling Equipment, including, without limitation, accounts receivable, inventory, tangible personal property, leased property, contractual rights, records (customer and production related), government licenses, permits and approvals, and trade name of the Company.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Except as otherwise set forth in the Disclosure Schedule, Stockholders hereby represents and warrants to Acquiring Corporation as follows:

     5.1  ORGANIZATION OF STOCKHOLDERS.

     (a) Two of the Stockholders are trusts duly established under the laws of the State of Texas, validly existing under the laws of the State of Texas.

     (b) the Trustees of the PHD NO. 1 QUALIFIED S-CORPORATION TRUST are: PAM DIAMONT and BERNIE HOLLINGSWORTH.

     (c) The Trustees of the BH NO. 1 QUALIFIED S-CORPORATION TRUST are: PAM DIAMONT and BERNIE HOLLINGSWORTH.

     (d) Stockholders collectively own of record and beneficially all of the issued and outstanding Stock free and clear of all encumbrances, and upon transfer pursuant to this Agreement, Acquiring Corporation will own shares representing 100% of the Company's issued and outstanding capital stock free and clear of all encumbrances.

     5.2 AUTHORIZATION. Stockholders have all necessary power and authority to enter into this Agreement and have taken all action necessary to consummate the transactions contemplated hereby and to perform their respective obligations hereunder. This Agreement has been duly executed and delivered by Stockholders and is a legal, valid and binding obligation of Stockholders enforceable against Stockholders in accordance with its terms.

     5.3 CONTRACTS AND COMMITMENTS. Stockholders are not a party to any written or oral commitment, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit or other agreement involving any obligation or liability on the part of the Company or relating to the business of the Company and otherwise materially affecting the Company's business not otherwise listed in the Disclosure Schedule.

     Stockholders and the Company are not (and to the best knowledge of Stockholder, no other party is) in material breach or violation of, or default under any of the contracts or other instruments, obligations, evidences of indebtedness or commitments set forth in the Disclosure Schedule, the breach or violation of which would have a material adverse effect on the business or financial condition of the Company.

     5.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Stockholders in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     5.5 NO BROKERS. Stockholders have not entered and will not enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Acquiring Corporation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.6 NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE COMPANY. Stockholders do not have any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

     5.7 TRANSACTIONS WITH CERTAIN PERSONS. To the knowledge of Stockholders, no officer, director or employee of Stockholders or any general partner of Stockholders nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of Stockholders) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

     5.8 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by Stockholders, in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Acquiring Corporation pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE VI
            REPRESENTATIONS AND WARRANTIES OF ACQUIRING CORPORATION

     Acquiring Corporation hereby represents and warrants to Stockholders as follows:

     6.1 ORGANIZATION OF ACQUIRING CORPORATION. Acquiring Corporation is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business and to own and lease its properties.

     6.2 AUTHORIZATION. Acquiring Corporation has all necessary corporate authority to enter into this Agreement and has taken all necessary corporate action to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Acquiring Corporation and is a valid and binding obligation of Acquiring Corporation enforceable against it in accordance with its terms.

     6.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Acquiring Corporation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     6.4 NO BROKERS. Neither Acquiring Corporation nor any affiliate of Acquiring Corporation has entered into or will enter into any agreement, arrangement or understanding with any person or firm in which will result in the obligation of Stockholders to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     6.5 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Acquiring Corporation, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Acquiring Corporation is a party which breach or default would have a material adverse effect on the business or financial condition of Acquiring Corporation or its ability to consummate the transactions contemplated hereby or
(c) a violation by Acquiring Corporation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Acquiring Corporation or its ability to consummate the transactions contemplated hereby.

                                  ARTICLE VII
                    ACTIONS BY STOCKHOLDERS, THE COMPANY AND
                   ACQUIRING CORPORATION PRIOR TO THE CLOSING

     Stockholders, the Company and Acquiring Corporation covenant as follows for the period from the date hereof through 18 months following the Closing Date:

     7.1 MAINTENANCE OF BUSINESS. The company shall diligently carry on its business in the ordinary course consistent with past practice. In conjunction herewith, it is agreed that PAM DIAMONT shall remain as President, Assistant Secretary, Treasurer and a Director of the Company and shall have the authority and responsibility of cash flow management. BERNIE HOLLINGSWORTH shall remain as Vice-President, Secretary and a Director of the Company.

     7.2 CERTAIN PROHIBITED TRANSACTIONS. The Company shall not without the prior written approval of Acquiring Corporation and Stockholders:

     (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

     (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities;

     (c) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

     (d)  make any change to its Certificate of Incorporation or bylaws;

     (e) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claim held by it, except in the ordinary course of business and consistent with past practice;

     (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

     (g) enter into or terminate any material contract or agreement, or make any material change in any of its leases and Contracts, other than in the ordinary course of business and consistent with past practice; or

     (h)  engage in any business other than the type it currently conducts; or

     (i) do any other act which would cause any representation or warranty of Acquiring Corporation and the Company in this Agreement to be or become untrue in any material respect.

     7.3 INVESTIGATION BY ACQUIRING CORPORATION. Stockholders and the Company shall allow Acquiring Corporation during regular business hours through Acquiring Corporation's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the Company, as Acquiring Corporations deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Stockholders and the Company hereunder.

     7.4 CONSENTS AND BEST EFFORTS. Stockholders and the Company will, as soon as possible, commence to take all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of all of the Stock, and Acquiring Corporation shall cooperate with Stockholder with respect thereto; PROVIDED, HOWEVER, that Acquiring Corporation shall not be required to agree to any unfavorable modification of any existing contract or agreement in order to obtain such consent. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

     7.5 NOTIFICATION OF CERTAIN MATTERS. Stockholders shall give prompt notice to Acquiring Corporation, and Acquiring Corporation shall give prompt notice to Stockholders, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Stockholders, the Company or Acquiring Corporation, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same.

     7.6 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC. The Company and Stockholders will not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Stock, the merger of the Company with, or the direct or indirect disposition of a significant amount of the Company's assets or business to any person other than Acquiring Corporation or its affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction. In the event that the Company or Stockholders receive an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company or Stockholders will provide Acquiring Corporation with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

     7.7 MAINTENANCE OF SHAREHOLDER EQUITY. The Company and Acquiring Corporation shall abstain from any action reasonably calculated to result in a diminution of Shareholder equity. In conjunction herewith, Acquiring Corporation agrees to cover cumulative operating losses of the Company, if any, EXCLUSIVE of such non cash items as depreciation, reserves for bad debt, depletions allowances, loss carry forwards or other similar adjustments which do not represent an actual cash outlay of the Company, but INCLUDING any deferred rental payments on the building and premises incurred between Closing Date and the sooner of (i) the date Acquiring Corporation exercises its option to repurchase its stock pursuant to paragraph 10.2 below, (ii) the date specified by Acquiring Corporation of its intent to abandon its option to repurchase its stock pursuant to paragraph 10.2 below or, (iii) 18 months from the date hereof (The Loss Coverage Period).

     Acquiring Corporation agrees to promptly cover operating losses (other than deferred rental) on a monthly basis, however, Acquiring Corporation shall be entitled to reimbursement from operating profits, if any, earned from subsequent months during the Loss Coverage Period. Acquiring Corporation further agrees to promptly pay deferred rental on the building accrued during the Loss Coverage Period should it not consummate the Earnest Money Contact to acquire the premises referred to in Paragraph 9.7 below.

                                  ARTICLE VIII
                    CONDITIONS TO STOCKHOLDERS' OBLIGATIONS

     The obligations of Stockholders to transfer the Stock to Acquiring Corporation on the Closing Date are subject, in the discretion of Stockholder, to the satisfaction on or prior to the Closing Date, of each of the following conditions:

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Acquiring Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Acquiring Corporation shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered by it prior to or at the Closing Date. There shall be delivered to Stockholders a certificate (signed by the President or a Vice President of Acquiring Corporation) to the foregoing effect.

     8.2 CONSENTS. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Stockholders to transfer the Stock to Acquiring Corporation as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Stockholders.

     8.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Stockholders if the transactions contemplated hereunder are consummated.

     8.4 CORPORATE DOCUMENTS. Stockholders shall have received from Acquiring Corporation resolutions adopted by the Board of Directors of Acquiring Corporation approving this Agreement and the transactions contemplated hereby, certified by Acquiring Corporation's corporate secretary.

                                   ARTICLE IX
               CONDITIONS TO ACQUIRING CORPORATION'S OBLIGATIONS

     The obligations of Acquiring Corporation to purchase the Stock as provided hereby are subject, in the discretion of Acquiring Corporation, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Stockholders and the Company contained in this Agreement shall be true and correct as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Stockholders and the Company shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Acquiring Corporation certificates from each of the Stockholders and the Company (signed by the President or a Vice President of each of Stockholders and the Company) to the foregoing effect.

     9.2 CONSENTS. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Stockholders to transfer the Stock to Acquiring Corporation as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Acquiring Corporation.

     9.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonable be expected materially and adversely to affect the value of the Stock or business of the Company.

     9.4 CERTIFICATES. Stockholders and the Company shall furnish Acquiring Corporation with such certificates of the respective officers of Stockholders and the Company and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Acquiring Corporation.

     9.5 CORPORATE DOCUMENTS. Acquiring Corporation shall have also received the corporate minute books, Certificates of Incorporation, Bylaws and stock transfer books of the Company.

     9.6 INVESTIGATION. Acquiring Corporation or its Representatives shall have investigated the Company's properties (including without limitation, an environment audit), business, books and records, and in Acquiring Corporation's sole discretion, Acquiring Corporation shall be satisfied on the basis of such investigation that the representations and warranties of Stockholders and the Company made pursuant to this Agreement are accurate and complete.

     9.7 Acquiring Corporation shall have entered into a valid binding Earnest Money Contract with the owner of the building located at 10500 Windfern Road, Houston, Harris County, Texas, to acquire such property and improvements (being Site No. 1) together with sites 13 & 14 of the same site plan.

     9.8 Resignations of JOE B. HOLLINGSWORTH as a Director of the Company has been received and Acquiring Corporation's nominee has been elected in his place and stead.

     9.10 The Company and owners of the building located at 10500 Windfern, Houston, Harris County, Texas have entered into a binding Lease Agreement acceptable to Acquiring Corporation.

                                   ARTICLE X
                      ACTIONS BY STOCKHOLDERS, THE COMPANY
                  AND ACQUIRING CORPORATION AFTER THE CLOSING

     10.1 FURTHER ASSURANCES. On and after the Closing Date, Stockholders, the Company and Acquiring Corporation will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation a good faith effort of Acquiring Corporation to have a public offering of its stock.

     10.2 REPURCHASE OPTION OF ACQUIRING CORPORATION. For a period of 18 months following the date of closing, Acquiring Corporation shall have the option to repurchase all of the shares transferred to

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Stockholders herein for a cash consideration of One Dollar ($1.00) per share. At any time during such 18 month period, Acquiring Corporation may notify Stockholders of its election to exercise the option on a specific date or of its intent to abandon the option on a specific date. Such repurchase option must be exercised simultaneously with the consummation of the agreement referred to in paragraph 9.7 above. Provided, however, in the event the Sellers of the real property should be unwilling or unable to consummate the transaction as agreed, Acquiring Corporation may then exercise this option by written notification to Stockholders of its intent to exercise this option on a specific date at 10:00 a.m. at the Acquiring Corporation's principal place of business in Texas.

     10.3 REPURCHASE OPTION OF STOCKHOLDERS. In the event Acquiring Corporation does not execute its option described in Paragraph 10.2 above within the designated time period or should it notify Stockholders of its intent to abandon the option, Stockholders shall reacquire all the shares of the Company transferred to Acquiring Corporation herein, in exchange for all of the shares of Acquiring Corporation transferred to Stockholders herein and all parties shall be relieved of any further obligations or liability hereunder, except any unfulfilled obligations of Acquiring Corporation to cover operating losses during the Loss Coverage Period described in paragraph 7.7 above.

     10.4 ESCROW. To facilitate the foregoing, at closing, Stockholders and Acquiring Corporation shall enter into a mutually acceptable Escrow Agreement with JOHN J. WILLIAMS, Escrow Agent to hold the respective parties shares, accompanied by executed stock powers pending the occurrence of events described in paragraphs 10.2 or 10.3 above.

                                   ARTICLE XI
                                INDEMNIFICATION

     11.1 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Stockholders, the Company and Acquiring Corporation contained herein shall survive the Closing Date until the date that is the first anniversary of the Closing Date, without regard to any investigation made by any of the parties hereto; provided, however, that such representations and warranties shall survive as to any claim or demand made prior to the first anniversary of the Closing Date, until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction.

     11.2  INDEMNIFICATION

     (a) To the extent of the purchase price, Stockholders shall indemnify Acquiring Corporation against, and hold Acquiring Corporation harmless from, any damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees (collectively "Damages"), arising out of the breach of any warranty, representation, covenant or agreement of Stockholders contained in this Agreement. The Company shall indemnify and hold Acquiring Corporation harmless from any Damages arising out of the breach of any warranty, representation, covenant or agreement of Company contained in this Agreement. Acquiring Corporation shall indemnify and hold Stockholders harmless from any Damages arising out of the breach of any warranty, representation, covenant or agreement of Acquiring Corporation contained in this Agreement. The term "Damages" as used in Article XI is not limited to matters asserted by third parties against Stockholders, the Company or Acquiring Corporation, but includes Damages incurred or sustained by Stockholders, the Company or Acquiring Corporation in the absence of third party claims.

     11.3 INDEMNIFICATION PROCEDURES. Upon Acquiring Corporation becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Stockholders or the Company contained herein or a products liability claim, if a claim for Damages in respect thereof is to be made against Stockholders under this Article XI, Acquiring Corporation will with reasonable promptness notify Stockholders or the Company, as the case may be, in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Stockholders

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or the Company, as the case may be, will be entitled to participate in or take charge of the defense against such claim, provided that Stockholders or the Company, as the case may be, and its counsel, shall proceed with diligence and in good faith with respect thereto.

     Upon Stockholders becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Acquiring Corporation contained herein, if a claim for Damages in respect thereof is to be made against Acquiring Corporation under this Article XI, Stockholders will with reasonable promptness notify Acquiring Corporation in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Acquiring Corporation will be entitled to participate in or take charge of the defense against such claim, provided that Acquiring Corporation and its counsel shall proceed with diligence and in good faith with respect thereto.

     11.4 NO RIGHT OF CONTRIBUTION. After the Closing, the Company shall have no liability to indemnify the Stockholders on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company; and Stockholders shall have no right of contribution against the Company. In addition to any other remedy which may be available at law or in equity, Acquiring Corporation or the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security.

                                  ARTICLE XII
                                SECURITIES LAWS

     12.1 ACQUISITION FOR INVESTMENT. Acquiring Corporation and Stockholders hereby acknowledge that the shares of Stock to be purchased pursuant to the terms of this Agreement shall be acquired in good faith for investment for its own account and not with a view to a distribution or resale of any of such Stock, and shall not for a period of two (2) years after closing transfer, sell, exchange or encumber the same except as provided herein.

                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned by any party if the conditions set forth in Articles VIII and IX have not been satisfied on or before August 18, 1995 (unless waived by the party entitled to the benefit thereof), without liability of any party hereto; PROVIDED, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of any party to have performed its obligations hereunder, or (ii) any knowing misrepresentation made by any party of any matter set forth herein.

     13.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Stockholders without the prior written consent of Acquiring Corporation, or by Acquiring Corporation without the prior written consent of Stockholders. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

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
     13.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Stockholders:                     10500 Windfern Rd.
                                        Houston, Texas 77064

If to Company:                          10500 Windfern Rd.
                                        Houston, Texas 77064

If to Acquiring Corporation:            600 Century Plaza Drive
                                        Suite 600
                                        Houston, Texas 77073

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     13.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     13.5 ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     13.8 HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13.9 EXPENSES. Company and Acquiring Corporation will each be liable for its own, and Company shall be liable for the Company's, costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

     13.10 PUBLICITY. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date.

     13.11 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 13.10. Neither Stockholders nor Acquiring Corporation shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby. Stockholders, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Acquiring Corporation, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

FED NO. 1 QUALIFIED S-CORPORATION      INDUSTRIAL DATA SYSTEMS, CORP.
TRUST

By /s/ BERNIE HOLLINGSWORTH                By /s/ WILLIAM A. COSKEY
       Bernie Hollingsworth                       William A. Coskey
       Trustee                                    President
and

By /s/ PAM DIAMONT
       Pam Diamont
       Trustee

BH NO. 1 QUALIFIED S-CORPORATION       THERMAIRE INC.
TRUST

By /s/ BERNIE HOLLINGSWORTH                By /s/ PAM DIAMONT
       Bernie Hollingsworth                       Pam Diamont
       Trustee                                    President
and

By /s/ PAM DIAMONT
       Pam Diamont
       Trustee

/s/ JOE B. HOLLINGSWORTH               /s/ WILLIAM A. JACKSON
    JOE B. HOLLINGSWORTH                   WILLIAM A. JACKSON

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